Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

Nephros Announces Strong Second Quarter Financial Results

Second-Quarter Net Revenue of $4.4 million; Robust Growth Drives 36% Increase in Net Revenue with Third Consecutive Quarter of Profitability

SOUTH ORANGE, NJ, August 7, 2025 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the second quarter ended June 30, 2025.

Financial Highlights

●	Net revenue was $4.4 million, compared to $3.3 million in the second quarter of 2024, up 36%
●	Net income was $237,000, compared to a net loss of ($289,000) in the second quarter of 2024
●	Adjusted EBITDA was $355,000, compared to ($133,000) in the second quarter of 2024

For the six months ended June 30, 2025:

●	Net revenue was $9.3 million, compared to $6.8 million in the same period of 2024, up 37%
●	Net income was $795,000, compared to a net loss of ($458,000) in the same period of 2024
●	Adjusted EBITDA was $1 million, compared to ($228,000) in the same period of 2024

“Q2 2025 marked another strong quarter with net revenue of $4.4 million, an increase of $1.2 million, or 36% year-over-year. This performance builds on our momentum from Q1 and marks the third consecutive quarter of profitability,” said Robert Banks, President and Chief Executive Officer of Nephros. “We believe these results reflect disciplined execution, operational excellence, and our consistent investment in growth-driving innovation.”

“Nephros’ continued strong results reflect a strong upward trajectory,” Mr. Banks continued, “Over the past two years, we’ve grown trailing 12-month revenue from $13.8 million to $16.7 million—progress that highlights the strength of our programmatic business and expanding customer base. In fact, our programmatic sales reached an all-time high in Q2, supported by the recent implementation of our installation and replacement program which has deepened customer integration and begun driving reliable reorder volume.”

Mr. Banks added, “During the second quarter, our dialysis water segment delivered its second-highest performance on record and secured the largest dialysis filtration purchase order in company history. Additionally, active-site counts reached all-time highs across infection control, dialysis water, and commercial segments. Further, our targeted additions to the sales-support team have broadened our reach and supported our deepened our focus on verticals beyond patient care.”

“The coupling of market-leading technology with strategic focus continues to position Nephros for sustained growth,” Mr. Banks concluded, “We believe our unprecedented results in programmatic business and active customer sites underscores durable demand, reinforcing our confidence in the long-term outlook.”

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

Financial Performance for the Quarter Ended June 30, 2025

Net revenue for the three months ended June 30, 2025, and 2024 was $4.4 million and $3.3 million, respectively, an increase of 36%. Our core programmatic revenue grew by 31% over the same period in 2024. The increase in programmatic sales reflects strong reorders and a number of new active sites.

Cost of goods sold for the second quarter of 2025 was $1.6 million, compared with $1.3 million in the second quarter of 2024, an increase of 21%. Gross margin for the second quarter of 2025 was 63%, compared with 59% in the second quarter of 2024. The increase in gross margin was primarily driven by a reduction in shipping costs and inventory reserve adjustments.

Selling, general and administrative expenses for the second quarter of 2025 were approximately $2.2 million, compared with $1.9 million in 2024, an increase of 13% due to higher sales commissions resulting from increased revenue, higher accrual for employee bonuses, and increased stock-based compensation.

Research and development expenses were $0.3 million for the second quarter of 2025, consistent with $0.3 million reported in the second quarter of 2024.

Depreciation and amortization expenses for the second quarter of 2025 were approximately $35,000, compared with approximately $34,000 in the second quarter of 2024.

As a result of the improved sales and gross margins, net income for the second quarter of 2025 was $0.2 million, compared with a net loss of ($0.3 million) during the same period in 2024. We are extremely pleased to show our third consecutive quarter of net income in the Company’s history.

Adjusted EBITDA for the second quarter 2025 was approximately $0.4 million, compared with approximately ($0.1 million) in the second quarter of 2024.

Financial Performance for the Six Months Ended June 30, 2025

Net revenue for the six months ended June 30, 2025, and 2024 was $9.3 million, and $6.8 million respectively, an increase of 37%. Our core programmatic revenue grew by 27% over the same period in 2024. The increase in programmatic sales reflects strong reorders, and a number of new active sites.

Cost of goods sold for the six months ended June 30, 2025 and 2024 was $3.3 million and $2.7 million, respectively, an increase of 25%. Gross margin for the six months ended June 30, 2025 was 64%, compared with 61% during the same period in 2024. The increase in gross margin was primarily driven by lower product costs resulting from a more favorable product mix and a reduction in inventory reserve adjustments

Selling, general and administrative expenses for the six months ended June 30, 2025 and 2024 were approximately $4.5 million and $4.1 million, respectively, an increase of 9% primarily driven by higher sales commission expense, increased employee bonus accruals, and higher stock-based compensation expense.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

Research and development expenses for the six months ended June 30, 2025 and 2024 were $0.6 million and $0.5 million, respectively.

Depreciation and amortization expenses for the six months ended June 30, 2025 and 2024 were approximately $74,000, and $67,000 respectively.

As a result of the improved sales and gross margins, net income for the six months ended June 30, 2025 was $0.8 million compared to a net loss of ($0.5 million) during the same period in 2024.

Adjusted EBITDA for the six months ended June 30, 2025 was approximately $1 million, compared with approximately ($0.2 million) in the same period of 2024.

As of June 30, 2025, Nephros had cash and cash equivalents of approximately $5.1 million, compared to $3.8 million as of December 31, 2024, and remains debt free.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net income (loss) calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for the second quarter and year-to-date period of the 2025 fiscal year:

(unaudited)

	Three Months Ended June 30,
	2025	2024
	(in $ thousands)

Net income (loss)	237	(289)

Adjustments:
Depreciation of property and equipment	13	11
Amortization of other assets	20	24
Interest expense	1	-
Interest income	(31)	(21)
Income taxes	9	-
Non-cash stock-based compensation	71	35
Non-cash inventory impairments	35	107

Adjusted EBITDA Income (loss)	355	(133)

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

(unaudited)

	Six Months Ended June 30,
	2025	2024
	(in $ thousands)

Net Income (loss)	795	(458)

Adjustments:
Depreciation of property and equipment	30	22
Amortization of other assets	43	47
Interest expense	1	1
Interest income	(44)	(46)
Income taxes	9	-
Non-cash stock-based compensation	147	26
Non-cash inventory impairments	41	180

Adjusted EBITDA Income (loss)	1,022	(228)

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income (loss), the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income (loss) and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:
Domestic access: 1 (844) 808-7106
International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until August 15th, 2025 at 1 (877) 344-7529 or 1 (412) 317-0088 for international callers and entering replay access code: 6362809.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future revenue growth and the timing of such growth, the extent to which Nephros’ customer installation and replacement programs will lead to increased product reorders and revenue, the extent to which Nephros’ operational activities and product innovations will lead to revenue growth, Nephros’ ability to continue realizing net income from its operations, the effect of new regulations on future revenue growth, the expected competitive advantages and anticipated impact of new product offerings, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to further develop its sales organization and realize increased revenues, the extent to which financial results based on emergency response sales can be outside Nephros’ control, the extent to which U.S. tariffs may increase our expenses, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and Nephros does not undertake any responsibility to update any forward-looking statements that it makes, except as may be required by law.

Investor Relations Contacts:

Kirin Smith, President
PCG Advisory, Inc.
(646) 823-8656
ksmith@pcgadvisory.com

Robert Banks, CEO
Nephros, Inc.
(201) 343-5202 x110
robert.banks@nephros.com

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

NEPHROS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

ASSETS	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$5,074	$3,760
Accounts receivable, net	2,040	1,781
Inventory	2,237	2,615
Prepaid expenses and other current assets	227	142
Total current assets	9,578	8,298
Property and equipment, net	131	161
Lease right-use-of assets	1,202	1,377
Intangible assets, net	334	349
Goodwill	759	759
License and supply agreement, net	189	216
Other assets	50	50
TOTAL ASSETS	$12,243	$11,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	632	649
Accrued expenses	771	565
Current portion of lease liabilities	369	348
Total current liabilities	1,772	1,562
Lease liabilities, net of current portion	872	1,063
TOTAL LIABILITIES	2,644	2,625

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2025 and December 31, 2024; no shares issued and outstanding June 30, 2025 and December 31, 2024.	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at June 30, 2025 and December 31, 2024; 10,600,604 and 10,544,691 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively.	11	11
Additional paid-in capital	153,125	152,906
Accumulated deficit	(143,537)	(144,332)
TOTAL STOCKHOLDERS’ EQUITY	9,599	8,585
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,243	$11,210

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202

nephros.com

NEPHROS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue:
Product revenues	$4,311	$3,208	$9,017	$6,714
Service, royalty and other revenues	108	44	279	60
Total net revenues	4,419	3,252	9,296	6,774
Cost of goods sold	1,624	1,340	3,347	2,675
Gross margin	2,795	1,912	5,949	4,099
Operating expenses:
Selling, general and administrative	2,201	1,941	4,455	4,083
Research and development	311	254	606	466
Depreciation and amortization	35	34	74	67
Total operating expenses	2,547	2,229	5,135	4,616
Operating income (loss)	248	(317)	814	(517)
Other (expense) income:
Interest expense	(1)	-	(1)	(1)
Interest income	31	21	44	46
Other income (expense), net	(32)	7	(53)	14
Total other expense:	(2)	28	(10)	59
Income (loss) before income taxes	246	(289)	804	(458)
Income tax expense	(9)	-	(9)	-
Net income (loss)	$237	$(289)	$795	$(458)

Net income (loss) per common share, basic	$0.02	$(0.03)	$0.07	$(0.04)
Net income (loss) per common share, diluted	$0.02	$(0.03)	$0.07	$0.04

Weighted average common shares outstanding, basic	10,600,409	10,509,937	10,600,379	10,505,833
Weighted average common shares outstanding, diluted	10,813,028	10,509,937	10,691,881	10,505,833

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